                                    [LETTERHEAD]

                                   October 5, 1999


Cherokee International, LLC
Cherokee International Finance, Inc.
2841 Dow Avenue
Tustin, California  92780

          Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as special counsel to Cherokee International, LLC, a California limited liability company ("Cherokee International"), and Cherokee International Finance, Inc., a Delaware corporation ("Cherokee Finance" and, together with Cherokee International, the "Issuers"), in connection with the public offering of $100,000,000 aggregate principal amount of the Issuers'
10 1/2% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Issuers' issued and outstanding 10 1/2% Series A Senior Subordinated Notes due 2009 (the "Original Notes") under an Indenture, dated as of April 30, 1999 (the "Indenture"), by and among the Issuers and Firstar Bank of Minnesota, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of April 30, 1999 (the "Registration Rights Agreement"), by and among the Issuers and Credit Suisse First Boston Corporation.

     This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission (the "Commission") on July 13, 1999 (Reg. No. 333-82713) (the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Articles of Organization of Cherokee International; (v) the Second Amended and Restated Operating Agreement of Cherokee International, as amended to the date hereof; (vi) the Certificate of Incorporation of Cherokee Finance; (vii) the By-Laws of Cherokee Finance, as amended to the date hereof; (viii) certain resolutions adopted by the Management Committee and Board of Directors of Cherokee International and Cherokee Finance, respectively, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters; (ix) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (x) the form of the Exchange Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuers, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and others.

     Our opinions set forth herein are limited to the Delaware corporate law, the California Beverly-Killea Limited Liability Company Act and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to any laws other than Opined on Law or as to the effect of any laws other than Opined on Law on the opinions herein stated.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     In rendering the opinion set forth above, we have assumed that the execution and delivery by each Issuer of the Indenture and the Exchange Notes and the performance by such Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either Issuer or any of its properties is subject, except for those agreements and instruments which have been identified to us by the Issuers as being material to them and which are disclosed in the Registration Statement.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                         Very truly yours,

                         /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                         Skadden, Arps, Slate, Meagher & Flom LLP



                                      3